2CE Putnam International Value Fund
6/30/13

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		 2,289
Class B	         45
Class C		    49
Class M		    25

72DD2 (000s omitted)

Class R		    26
Class Y		    84

73A1

Class A	      0.127
Class B		 0.050
Class C	      0.057
Class M	      0.074

73A2

Class R		 0.107
Class Y		 0.151

74U1 (000s omitted)

Class A		17,199
Class B		   759
Class C		   838
Class M		   322

74U2 (000s omitted)

Class R		   247
Class Y	        660

74V1

Class A		 10.04
Class B		  9.95
Class C		  9.96
Class M		 10.05

74V2

Class R		  9.89
Class Y		 10.06

Item 85B Additional Information about Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.

Item 61 Additional Information about Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.